[Letterhead of Citigroup]	Exhibit 10.30

June 30, 2007

Xplor Capital Management LLC

Two Stamford Landing - Suite 100

68 Southfield Avenue

Stamford, CT 06902

Attention: Mr. Damon Hart

Re:	Management Agreement Renewals

Dear Mr. Hart:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2008 and all other provisions of the Management Agreements will remain unchanged.

•	CTA Capital LLC
•	Citigroup Emerging CTA Portfolio LP

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Ms. Jennifer Magro at the address above or fax to 212-793-1986. If you have any questions I can be reached at 212-559-5046.

Very truly yours,

CITIGROUP MANAGED FUTURES LLC

By:	/s/ Jennifer Magro
Jennifer Magro Chief Financial Officer & Director

By:	/s/ Damon Hart

Print Name:	Damon Hart

JM/sr